Exhibit 99.1

NOTICE OF BLACKOUT PERIOD
PURSUANT TO SARBANES-OXLEY ACT OF 2002 AND
REGULATION BTR

Pursuant to the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR (17 CFR 245.100-104), this is to notify you that you, as a director or officer of Alaska Air Group or one of its subsidiaries, will be subject to a blackout period from trading Alaska Air Group common stock. The reason for the blackout period is that the trustee of the AlaskaSaver 401(k) Plan, Flight Attendant 401(k) Plan, Flight Attendant Retirement Plan, COPS, MRP and Dispatch 401(k) Plan and Horizon Air Savings and Investment Plan (collectively, the “Plans”), is being changed from Putnam Investments to The Vanguard Group. The transfer of record title of Alaska Air Group’s stock in the Plans from Putnam to Vanguard will necessitate a blackout period during which employees participating in the Plans will not be able to transfer their Alaska Air Group common stock. In addition to exchanges involving Alaska Air Group stock, other transactions that Plan participants will be temporarily suspended from making include loans, withdrawals, distributions, fund exchanges involving funds other than Alaska Air Group stock, contribution allocation changes and payroll contribution percentage changes.

Because Plan participants will be blacked out from the transactions described above, you, as a director or officer of Alaska Air Group or one of its subsidiaries, will for the same period of time be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring Alaska Air Group common stock, to the extent you acquire or have acquired such common stock in connection with your service or employment as a director or executive officer. If you own Alaska Air Group common stock that you did not acquire in connection with your service or employment as a director or executive officer, please contact the Alaska Air Group General Counsel to confirm that such common stock meets the requirements of Regulation BTR before transferring any such stock.

The blackout period is expected to begin on Monday, November 8, 2004, and is expected to end during the week of November 14, 2004. During this time, you may, without charge, obtain information as to whether the blackout period has begun or ended from: Thomas G. Richards, Director, Employee Benefits, Alaska Airlines, Inc., P.O. Box 68900-SEAHB, Seattle, WA 98168, 206-392-5279 (phone), tom.richards@alaskaair.com (email).

During the blackout period and for a period of two years after the ending date of the blackout period, an Alaska Air Group security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the blackout period through the contact listed above who has been designated as the person to respond to inquiries about the blackout period.